Light & Wonder, Inc.
Reports Second Quarter 2025 Results
Earnings Supported by Continued Strong Game Performance and Disciplined Investment
20th Consecutive Quarterly Increase in Premium Installed Base, Added 845 North American Gaming Operations Units(1) Sequentially and over 2,700 Units Year-over-Year
Completed Grover Acquisition and Executing Ahead of Schedule with 600+ Units Added since Acquisition Announcement
L&W Board Has Approved a Sole Primary Listing on the ASX, with Delisting from the Nasdaq Expected by End of November 2025(2)
Returned $266 Million of Capital to Shareholders through Share Repurchases during the First Half of 2025 and Approved Additional $500 Million for Share Repurchases
LAS VEGAS — August 6, 2025 — Light & Wonder, Inc. (NASDAQ and ASX: LNW) (“Light & Wonder,” “L&W,” “we” or the “Company”) today reported results for the second quarter ended June 30, 2025 and announced approval for sole primary listing on the ASX with delisting from the Nasdaq expected by end of November 2025.
Light & Wonder delivered earnings growth and margin expansion across all business segments in the second quarter on continued strong game performance and disciplined investment, while advancing our robust content roadmap and cross-platform strategy. Consolidated revenue of $809 million decreased slightly by 1%, while Net income increased 16% to $95 million and Consolidated AEBITDA(3) increased 7% to $352 million, as compared to the prior year period. The impact of macroeconomic uncertainty during the quarter led to more cautious purchasing behavior and delayed capital expenditure among some of our customers, which impacted the timing of game sales. Notwithstanding this near-term volatility, our Gaming business sold over 9,000 new units globally, maintaining our strong market share momentum. The momentum also continued in our Gaming operations business as we continued to increase our North American premium installed base and average daily revenue per day, excluding the Grover Charitable Gaming business (“Grover”). SciPlay revenue continued to outpace the market while our iGaming business delivered quarterly record revenue. We successfully completed the acquisition of Grover and are executing on planned integration ahead of schedule with over 600 active units added since the acquisition announcement back in February 2025.
For the first half of 2025, we returned $266 million to shareholders through share repurchases where we completed approximately 55% of the $1.0 billion share repurchase plan authorized in June 2024. Since initiation of the prior share repurchase program in March of 2022, the Company has returned $1.3 billion or 17.3 million shares, representing 18% of total outstanding shares prior to the commencement of the programs. On July 31, 2025, the Company increased its previously approved share repurchase program from $1.0 billion to $1.5 billion, which reflects continued commitment to capital management, confidence in near and long-term outlook and value creation.
The Company is providing FY 2025 Consolidated AEBITDA guidance(4)(5) inclusive of the Grover business, to a range between $1.43 billion and $1.47 billion and associated Adjusted NPATA guidance range(4) between $550 million and $575 million. We remain committed to our long-term financial targets and value creation, as announced at our May 2025 Investor Day.

(1) Excludes Grover charitable gaming units.
(2) Subject to applicable U.S. and Australian regulatory, and other third-party, approvals and processes.
(3) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(4) Represents a forward-looking non-GAAP financial measure presented on a supplemental basis. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(5) FY 2025 Consolidated AEBITDA guidance range includes estimated Grover contribution of approximately $65 million, which can vary based on the timing of investments including expansion to new markets.

Matt Wilson, President and Chief Executive Officer of Light & Wonder, said, “We remain committed to R&D investment to further proliferate our high-performing content across channels and continue to realize the benefits of strong game performance. Our North American(1) installed base and revenue per day increased as we continue to execute on the key initiatives to both expand and extend the longevity of our fleet for maximum value. Additionally, I am pleased that the integration of Grover is progressing ahead of schedule, and we are very well-positioned in the charitable gaming business with a range of growth opportunities ahead of us. Following an extensive diligence process, I am excited to announce the Board’s decision to transition to a sole ASX listing(2), which I believe will deliver tremendous shareholder value going forward. I have confidence in our strategy as we continue to execute to our long-term blueprint, which will continue to drive quality of earnings and sustainable value both operationally and financially.”
Oliver Chow, Chief Financial Officer of Light & Wonder, said, “Our financial performance in the second quarter underscores the benefit of our diversified business model and the disciplined execution of the team. Margin expansion was meaningful, reflecting business performance as well as optimization of resource allocation across digital, content and platform innovation. During the quarter, we continued to invest across the portfolio, arranged financing for the Grover acquisition and continued to execute to our share buy-back program. Additionally, with the added $500 million capacity to the program, we expect a smooth transition to our sole ASX listing. We remain within our targeted net debt leverage ratio(3) range on a combined basis following the Grover acquisition and will continue to execute on our capital allocation plan, enabling our flexibility to pursue both growth and shareholder value creation.”
Jamie Odell, Chair of the Light & Wonder Board of Directors, added, “Since we launched the secondary ASX listing back in May 2023, equity traded on the ASX now accounts for approximately 37% of our total equity. Our Board has determined that moving to a sole primary ASX listing is in the best long-term interests of our shareholders. We offer investors a great opportunity to invest in a global growth company, with strong fundamentals, leading market positions in our core segments, growing margins, and strong recurring revenues and operating cash flows. We look forward to engaging with stakeholders throughout this process.”
LEVERAGE, CAPITAL ALLOCATION AND BUSINESS UPDATE
•Sole primary listing on the ASX — Following a comprehensive review, the L&W Board has approved moving from the Company’s current dual listing on Nasdaq and ASX to a sole primary listing on the ASX and we expect to delist from the Nasdaq by end of November 2025(2). This decision reflects our strategic focus on aligning our capital markets presence with our long-term growth plans and shareholder base. We continue to engage with index providers and other stakeholders to ensure a streamlined transition and will release further details in the coming months.
•Returned $100 million of capital to shareholders through the repurchase of approximately 1.2 million shares of L&W common stock during the quarter and $266 million or 3.1 million shares during the first half of 2025. Since initiation of the prior share repurchase program in March of 2022, the Company has returned $1.3 billion or 17.3 million shares, representing 18% of total outstanding shares prior to the commencement of the programs. The Company has completed $550 million of its previously approved $1.0 billion share repurchase program, and now increased the program to $1.5 billion. Management currently expects to utilize at least 50% of the available $950 million prior to the delisting(4). Full exhaustion of this $950 million (following the increase) capacity by the end of 2025 would temporarily increase our net debt leverage ratio(5) above the top end of our target range(3) of 2.5x to 3.5x and we expect to return to our target range over the near-term. The Company remains committed to executing through a disciplined capital allocation approach and continued earnings growth.
•Principal face value of debt outstanding(6) was $4.9 billion, translating to a net debt leverage ratio(5) of 3.7x as of June 30, 2025 or combined net debt leverage ratio(5) of 3.4x, which remained within our targeted net debt leverage ratio(3) range of 2.5x to 3.5x, despite the accelerated pace of our share repurchases, capitalizing on market dislocation and consistent with our capital allocation strategy.

(1) Excludes Grover charitable gaming units.
(2) Subject to applicable U.S. and Australian regulatory, and other third-party, approvals and processes.
(3) Represents a forward-looking non-GAAP financial measure presented on a supplemental basis. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(4) Share repurchase activity is subject to necessary Board approvals, capital allocation priorities and prevailing market conditions.
(5) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(6) Principal face value of debt outstanding represents outstanding principal value of debt balances that conform to the presentation found in Note 10 to the Condensed Consolidated Financial Statements in our June 30, 2025 Form 10-Q.

LEVERAGE, CAPITAL ALLOCATION AND BUSINESS UPDATE (Continued)
•Completed strategic acquisition of Grover Gaming’s charitable gaming business — on May 16, 2025, we completed the acquisition for an upfront consideration of $850 million, subject to customary purchase price adjustments. Grover is a leading provider of electronic pull-tabs currently distributed over five U.S. states: North Dakota, Ohio, Virginia, Kentucky and New Hampshire. Financial results of Grover are reported as a part of our Gaming reportable business segment. On May 15, 2025, the Company borrowed an aggregate principal amount of $800 million under its new term loan “A” facility maturing in May 2028, the proceeds of which were used to complete the Grover acquisition.
•FY 2025 Financial outlook update — The Company is providing FY 2025 financial guidance inclusive of the Grover business with the Consolidated AEBITDA guidance(1)(2) range expected between $1.43 billion and $1.47 billion and associated Adjusted NPATA guidance range(1) between $550 million and $575 million. We expect earnings to be second half weighted, with third quarter 2025 year-over-year Consolidated AEBITDA(1) growth to be in the low double-digits and momentum building into the fourth quarter, where we anticipate an acceleration in growth primarily driven by the timing of international game sales. The Company remains committed to long-term strategy and value creation.

SUMMARY RESULTS

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions except per share amounts)	2025	2024	2025	2024
Revenue	$809	$818	$1,582	$1,575
Net income	95	82	177	164
Net income per share – Diluted	1.11	0.90	2.05	1.78
Net cash provided by operating activities	106	141	291	312
Capital expenditures	78	86	139	153

Non-GAAP Financial Measures(3)
Consolidated AEBITDA	$352	$330	$663	$610
Adjusted NPATA	135	130	252	234
Adjusted NPATA per share – Diluted (or EPSa)	1.58	1.42	2.93	2.54
Free cash flow	29	70	140	162

			As of
Balance Sheet Measures			June 30, 2025	December 31, 2024
Cash and cash equivalents			$136	$196
Total debt			4,856	3,870
Available liquidity(4)			931	936

(1) Represents a forward-looking non-GAAP financial measure presented on a supplemental basis. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(2) FY 2025 Consolidated AEBITDA guidance range includes estimated Grover contribution of approximately $65 million, which can vary based on the timing of investments including expansion to new markets.
(3) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(4) Available liquidity is calculated as cash and cash equivalents plus remaining revolver capacity.

Second Quarter 2025 Financial Highlights
•Second quarter consolidated revenue was $809 million compared to $818 million, a 1% decrease versus the prior year period. Both Gaming and SciPlay revenue decreased by 2%, with Gaming delivering solid performance notwithstanding the near-term macroeconomic uncertainty and SciPlay continuing to outpace the market, while iGaming revenue increased by 9%, reaching a new quarterly record. Grover contributed $21 million to consolidated revenue during the second quarter of 2025 since the acquisition on May 16, 2025.
•Net income increased 16% to $95 million despite a decrease in consolidated revenue. The increase is driven by lower cost of revenue and reduced operating expenses, reflecting continued operational efficiencies and disciplined cost management, as well as lower restructuring and other costs; the prior year included a $32 million charge related to certain legal matters with the current year reflective of higher acquisition and related costs associated with the Grover acquisition, partially offset by higher depreciation and amortization. Net income per share(1) increased by 23% to $1.11 compared to $0.90 in the prior year period.
•Consolidated AEBITDA(2) was $352 million, compared to $330 million in the prior year period, a 7% increase primarily driven by margin expansion across all businesses, revenue growth from iGaming and contributions by Grover.
•Adjusted NPATA(2) increased 4% to $135 million, as compared to $130 million in the prior year period, primarily benefiting from expanded margins, including Grover contributions. Adjusted NPATA per share (EPSa)(1)(2) increased 11% to $1.58, compared to $1.42 in the prior year period.
•Net cash provided by operating activities was $106 million, compared to $141 million in the prior year period. The current year period was primarily impacted by $73 million related to certain legal settlement payments.
•Free cash flow(2) was $29 million, compared to $70 million in the prior year period. The current year period was primarily impacted by $73 million related to certain legal settlement payments and $2 million in costs related to the Grover acquisition.

BUSINESS SEGMENT HIGHLIGHTS
FOR THE THREE MONTHS ENDED JUNE 30, 2025

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(3)(4)
	2025	2024	$	%	2025	2024	$	%	2025	2024	PP Change(4)
Gaming	$528	$539	$(11)	(2)%	$280	$272	$8	3%	53%	50%	3
SciPlay	200	205	(5)	(2)%	74	70	4	6%	37%	34%	3
iGaming	81	74	7	9%	28	24	4	17%	35%	32%	3
Corporate and other(5)	—	—	—	—%	(30)	(36)	6	17%	n/a	n/a	n/a
Total	$809	$818	$(9)	(1)%	$352	$330	$22	7%	44%	40%	4

PP — percentage points.
n/a — not applicable.

(1) Per share amounts are calculated based on weighted average number of diluted shares.
(2) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) Segment AEBITDA Margin is calculated as segment AEBITDA as a percentage of segment revenue.
(4) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(5) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

First Half 2025 Financial Highlights
•Consolidated revenue was $1.6 billion, in line with the prior year. Gaming operations revenue delivered strong performance, growing by $42 million or 12%, including a contribution of $21 million from Grover and a $21 million or 6% increase supported by our diversified portfolio of high-performing game franchises. This was partially offset by a decrease in Gaming machine sales of 8%, primarily due to macroeconomic uncertainty impacting the timing of game sales due to more cautious purchasing behavior and delayed capital expenditure among some of our customers. Consolidated revenue also benefited from growth in iGaming of 7%, while SciPlay decreased slightly by 2%, but continued to outpace the social casino market.
•Net income was $177 million compared to $164 million in the prior year. The increase is driven by lower cost of revenue and reduced operating expenses, reflecting continued operational efficiencies and disciplined cost management, partially offset by higher depreciation and amortization. Net income per share(1) increased by 15% to $2.05, compared to $1.78 in the prior year period.
•Consolidated AEBITDA(2) was $663 million compared to $610 million in the prior year, a $53 million or 9% increase, primarily due to margin strength driven by growing our Gaming operations footprint, our direct-to-consumer SciPlay platform, contributions from iGaming and Grover, and lower corporate costs.
•Adjusted NPATA(2) increased 8% to $252 million as compared to $234 million in the prior year period, primarily due to margin strength across all our businesses and contributions from Grover, partially offset by higher income tax expense. Adjusted NPATA per share (EPSa)(1)(2) increased 15% to $2.93, compared to $2.54 in the prior year period.
•Net cash provided by operating activities was $291 million compared to $312 million in the prior year. The current year benefited from earnings growth, but was impacted by $73 million related to certain legal settlement payments and $3 million in professional fees, services and other costs related to the strategic review and Grover acquisition.
•Free cash flow(2) was $140 million, compared to $162 million in the prior year. The current year benefited from earnings growth, but was impacted by $73 million related to certain legal settlement payments and $3 million in professional fees, services and other costs primarily related to the Grover acquisition.

BUSINESS SEGMENT HIGHLIGHTS
FOR THE SIX MONTHS ENDED JUNE 30, 2025

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(3)(4)
	2025	2024	$	%	2025	2024	$	%	2025	2024	PP Change(4)
Gaming	$1,022	$1,016	$6	1%	$534	$504	$30	6%	52%	50%	2
SciPlay	402	411	(9)	(2)%	138	132	6	5%	34%	32%	2
iGaming	158	148	10	7%	55	48	7	15%	35%	32%	3
Corporate and other(5)	—	—	—	—%	(64)	(74)	10	14%	n/a	n/a	n/a
Total	$1,582	$1,575	$7	—%	$663	$610	$53	9%	42%	39%	3

PP - percentage points.
n/a - not applicable.

(1) Per share amounts are calculated based on weighted average number of diluted shares.
(2) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) Segment AEBITDA margin is calculated as segment AEBITDA as a percentage of segment revenue.
(4) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(5) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

Second Quarter 2025 Business Segments Key Highlights
•    Gaming revenue was $528 million, down 2% compared to the prior year period, primarily driven by decreases in Gaming machine sales of 16% and Gaming systems of 11%. The impact of global macroeconomic uncertainty during the quarter led to more cautious purchasing behavior and delayed capital expenditure among some of our customers, which impacted the timing of game sales. Notwithstanding this near-term volatility, our Gaming business sold over 9,000 new units globally, maintaining our strong market share momentum. Gaming operations revenue grew by $34 million, or 19%, benefiting in part from Grover contributions of $21 million and an increase of 2,780 units(1) to our North American installed base, which grew 9% year-over-year to 35,346 units(1). Our North American premium installed base (excluding Grover contributions) grew for the 20th consecutive quarter, representing 52% of our total North American installed base mix. Our diversified portfolio of successful game franchises and the continued proliferation of our COSMIC®, COSMIC UPRIGHT and HORIZON® cabinets continued to drive growth and strong performance. While average daily revenue per unit increased for our North American installed base (excluding Grover units), compared to the prior year period, overall average daily revenue per unit growth for the U.S. and Canada was offset by the inclusion of the lower yielding Grover units. Grover had over 11,000 active devices included as a part of installed base as of the end of the second quarter of 2025, which increased over 600 units since announcing the acquisition in February of 2025. Gaming AEBITDA was $280 million, up 3% compared to the prior year period, primarily due to margin expansion of 300 basis points, inclusive of Grover contributions.
•    SciPlay revenue was $200 million, a 2% decrease when compared to the prior year period due to a decline in average monthly payers primarily attributable to JACKPOT PARTY® Casino, which was partially offset by an increase in average monthly revenue per paying user. The social casino business continued to deliver quality player engagement and monetization, leveraging game content and dynamic Live Ops through the SciPlay Engine and outpacing the market. SciPlay increased its AMRPPU(2) to a record $128.96 during the quarter and grew ARPDAU(3) by 4% year-over-year to $1.08. AEBITDA increased 6% to $74 million, reflecting margin expansion primarily driven by our growing direct-to-consumer platform, which generated $35 million, or 18% of the total SciPlay revenue for the quarter.
•    iGaming revenue increased 9% to record quarterly revenue of $81 million, and AEBITDA increased 17% to $28 million for the current year period. Revenue growth for the period reflected continued momentum in North America and the expansion of our partner network. Wagers processed through our iGaming platform reached a quarterly record of $26.6 billion.
•    Capital expenditures were $78 million in the second quarter of 2025, as compared to $86 million in the prior year period.

(1) Excludes Grover charitable gaming units.
(2) Average Monthly Revenue Per Paying User.
(3) Average Revenue Per Daily Active User.

Earnings Conference Call
As previously announced, Light & Wonder executive leadership will host a conference call on Wednesday, August 6, 2025 at 4:30 p.m. EST to review the Company’s second quarter results. To access the call, live via a listen-only webcast and presentation, please visit explore.investors.lnw.com and click on the webcast link under the Events and Presentations section. To access the call by telephone, please dial: +1 (833) 470-1428 for U.S., +61 2 7908-3093 for Australia or +1 (404) 975-4839 for International and ask to join the Light & Wonder call using conference ID: 522188. A replay of the webcast will be archived in the Investors section on www.lnw.com.

Advisors
Light & Wonder has retained Barrenjoey Advisory Pty Limited, Jarden Australia Pty Limited, Goldman Sachs and J.P. Morgan to advise on the sole listing on the ASX. Herbert Smith Freehills Kramer is acting as Australian legal advisor and Cravath, Swaine & Moore LLP is acting as U.S. legal advisor to Light & Wonder.

About Light & Wonder
Light & Wonder, Inc. is the leading cross-platform global games company. Through our three unique, yet highly complementary businesses, we deliver unforgettable experiences by combining the exceptional talents of our 6,500+ member team, with a deep understanding of our customers and players. We create immersive content that forges lasting connections with players, wherever they choose to engage. At Light & Wonder, it’s all about the games. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more visit www.lnw.com.
You can access our filings with the Securities Exchange Commission (“SEC”) through the SEC website at www.sec.gov, with the Australian Securities Exchange (“ASX”) through the ASX website at www.asx.com.au or through our website, and we strongly encourage you to do so. We routinely post information that may be important to investors on our website at explore.investors.lnw.com, and we use our website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure.
The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document, and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended.

COMPANY CONTACTS

Media Relations	Investor Relations
Andy Fouché +1 206-697-3678	Nick Zangari +1 702-301-4378
Vice President, Corporate Affairs and Communications media@lnw.com	Senior Vice President, Investor Relations and Treasury ir@lnw.com

All ® notices signify marks registered in the United States. © 2025 Light & Wonder, Inc. All Rights Reserved.

Forward-Looking Statements
In this press release, Light & Wonder makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “anticipate,” “target,” “should,” “could,” “potential,” “opportunity,” “goal,” or similar terminology. These statements are based upon current Company management (“Management”) expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things:
•our inability to successfully execute our strategy;
•slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines;
•risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability;
•difficulty predicting what impact new or increased tariffs imposed by and other trade actions taken by the U.S. and foreign jurisdictions could have on our business;
•U.S. and international economic and industry conditions, including changes in consumer sentiment and discretionary spending, increases in benchmark interest rates and the effects of inflation;
•public perception of our response to environmental, social and governance issues;
•the effects of health epidemics, contagious disease outbreaks and public perception thereof;
•changes in, progress under, or the elimination of, our share repurchase program;
•resulting pricing variations and other impacts of our common stock being listed to trade on more than one stock exchange;
•level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs;
•inability to further reduce or refinance our indebtedness;
•restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness;
•competition;
•inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts;
•risks and uncertainties of ongoing changes in U.K. gaming legislation, including any new or revised licensing and taxation regimes, responsible gambling requirements and/or sanctions on unlicensed providers;
•inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts;
•failure to retain key Management and employees;
•unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war, armed conflicts or hostilities, the impact such events may have on our customers, suppliers, employees, consultants, business partners or operations, as well as Management’s response to any of the aforementioned factors;
•changes in demand for our products and services;
•dependence on suppliers and manufacturers;
•SciPlay’s dependence on certain key providers;
•ownership changes and consolidation in the gaming industry;
•fluctuations in our results due to seasonality and other factors;
•the risk that any potential disruptions from the Grover acquisition will harm relationships with customers, employees and suppliers;
•the possibility that the Company may be unable to achieve expected financial, operational and strategic benefits of the Grover acquisition and may not be able to successfully integrate Grover into the Company’s operations;
•risks as a result of being publicly traded in the United States and Australia, including price variations and other impacts relating to the current dual listing of the Company’s common stock on the ASX and Nasdaq;
•risks relating to transitioning, or failing to transition, to a sole primary listing on the ASX, including delisting the Company’s common stock from Nasdaq, which could negatively affect the liquidity and trading prices of our common stock, impact our access to the capital markets and result in less or differing disclosure about the Company, as well as additional regulation which the Company is not currently familiar with;
•the possibility that we may be unable to achieve expected operational, strategic and financial benefits of the SciPlay merger;

•security and integrity of our products and systems, including the impact of any security breaches or cyber-attacks;
•protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others;
•reliance on or failures in information technology and other systems;
•litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems (including further developments in the Dragon Train litigation described under “Aristocrat Matters” in Note 15 of our quarterly report on Form 10-Q filed with the SEC for the quarter ended June 30, 2025), our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships;
•reliance on technological blocking systems;
•challenges or disruptions relating to the completion of the domestic migration to our enterprise resource planning system;
•laws, government regulations and potential trade tariffs, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the Internet, including online gambling;
•legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, including Internet wagering, social gaming and sweep-stakes;
•changes in tax laws or tax rulings, or the examination of our tax positions;
•opposition to legalized gaming or the expansion thereof and potential restrictions on Internet wagering;
•significant opposition in some jurisdictions to interactive social gaming, including social casino gaming and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations;
•expectations of shift to regulated digital gaming;
•inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of Internet and other forms of digital gaming;
•the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions;
•incurrence of restructuring costs;
•goodwill impairment charges including changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets;
•stock price volatility;
•failure to maintain adequate internal control over financial reporting;
•dependence on key executives;
•natural events that disrupt our operations, or those of our customers, suppliers or regulators; and
•expectations of growth in total consumer spending on social casino gaming.
Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K filed with the SEC for the year ended December 31, 2024 on February 25, 2025 (including under the headings “Forward-Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no and expressly disclaim any obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
You should also note that this press release may contain references to industry market data and certain industry forecasts. Industry market data and industry forecasts are obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe industry information to be accurate, it is not independently verified by us and we do not make any representation as to the accuracy of that information. In general, we believe there is less publicly available information concerning the international gaming, charitable gaming, social and digital gaming industries than the same industries in the U.S.
Due to rounding, certain numbers presented herein may not precisely recalculate.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue:
Services	$566	$526	$1,092	$1,044
Products	243	292	490	531
Total revenue	809	818	1,582	1,575
Operating expenses:
Cost of services(1)	113	111	224	223
Cost of products(1)	106	125	206	233
Selling, general and administrative	208	220	425	438
Research and development	64	66	129	128
Depreciation, amortization and impairments	99	87	190	173
Restructuring and other	17	34	37	40
Total operating expenses	607	643	1,211	1,235
Operating income	202	175	371	340
Other (expense) income:
Interest expense	(77)	(75)	(146)	(150)
Loss on debt financing transactions	—	—	(1)	—
Other income, net	(1)	8	4	18
Total other expense, net	(78)	(67)	(143)	(132)
Net income before income taxes	124	108	228	208
Income tax expense	(29)	(26)	(51)	(44)
Net income	$95	$82	$177	$164

Basic and diluted net income per share:
Basic	$1.12	$0.92	$2.09	$1.83
Diluted	$1.11	$0.90	$2.05	$1.78

Weighted average number of shares used in per share calculations:
Basic shares	84	90	85	90
Diluted shares	86	92	86	92

(1) Excludes depreciation, amortization and impairments.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	June 30,	December 31,
	2025	2024
Assets:
Cash and cash equivalents	$136	$196
Restricted cash	130	110
Receivables, net of allowance for credit losses of $27 and $35, respectively	643	585
Inventories	187	158
Prepaid expenses, deposits and other current assets	141	134
Total current assets	1,237	1,183

Restricted cash	5	6
Receivables, net of allowance for credit losses of $7 and $5, respectively.	93	97
Property and equipment, net	351	286
Operating lease right-of-use assets	44	44
Goodwill	3,355	2,890
Intangible assets, net	882	454
Software, net	176	161
Deferred income taxes	272	229
Other assets	75	71
Total assets	$6,490	$5,421

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$38	$23
Accounts payable	248	216
Accrued liabilities	358	447
Income taxes payable	53	49
Total current liabilities	697	735

Deferred income taxes	13	12
Operating lease liabilities	30	31
Other long-term liabilities	230	160
Long-term debt, excluding current portion	4,818	3,847
Total stockholders’ equity	702	636
Total liabilities and stockholders’ equity	$6,490	$5,421

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Cash flows from operating activities:
Net income	$95	$82	$177	$164
Adjustments to reconcile net income to net cash provided by operating activities	118	113	225	196
Changes in working capital accounts, excluding the effects of acquisitions	(107)	(54)	(111)	(48)
Net cash provided by operating activities	106	141	291	312
Cash flows from investing activities:
Capital expenditures	(78)	(86)	(139)	(153)
Acquisitions of businesses and assets, net of cash acquired	(860)	—	(861)	(5)
Net cash used in investing activities	(938)	(86)	(1,000)	(158)
Cash flows from financing activities:
Proceeds (payments) of long-term debt, net	949	(5)	984	(5)
Payments of debt issuance and deferred financing costs	(2)	—	(5)	(2)
Payments on license obligations	(7)	(9)	(12)	(14)
Payments of contingent acquisition considerations	(2)	(14)	(2)	(14)
Purchase of L&W common stock	(104)	(150)	(270)	(175)
Net redemptions of common stock under stock-based compensation plans and other	(3)	(8)	(35)	(40)
Net cash provided by (used in) financing activities	831	(186)	660	(250)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	5	—	8	(3)
Increase (decrease) in cash, cash equivalents and restricted cash	4	(131)	(41)	(99)
Cash, cash equivalents and restricted cash, beginning of period	267	553	312	521
Cash, cash equivalents and restricted cash, end of period	$271	$422	$271	$422

Supplemental cash flow information:
Cash paid for interest	$83	$83	$137	$146
Income taxes paid	47	62	71	70
Cash paid for contingent acquisition considerations included in operating activities	—	22	—	22
Supplemental non-cash transactions:
Non-cash interest expense	$3	$3	$5	$5

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED AEBITDA, SUPPLEMENTAL BUSINESS SEGMENT DATA AND RECONCILIATION TO CONSOLIDATED AEBITDA MARGIN
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Reconciliation of Net Income to Consolidated AEBITDA
Net income	$95	$82	$177	$164
Restructuring and other(1)	17	34	37	40
Depreciation, amortization and impairments	99	87	190	173
Other expense (income), net	4	(5)	2	(14)
Interest expense	77	75	146	150
Income tax expense	29	26	51	44
Stock-based compensation	31	31	59	53
Loss on debt financing transactions	—	—	1	—
Consolidated AEBITDA	$352	$330	$663	$610

Supplemental Business Segment Data
Business segments AEBITDA
Gaming	$280	$272	$534	$504
SciPlay	74	70	138	132
iGaming	28	24	55	48
Total business segments AEBITDA	382	366	727	684
Corporate and other(2)	(30)	(36)	(64)	(74)
Consolidated AEBITDA	$352	$330	$663	$610

Reconciliation to Consolidated AEBITDA Margin
Consolidated AEBITDA	$352	$330	$663	$610
Revenue	809	818	1,582	1,575
Net income margin	12%	10%	11%	10%
Consolidated AEBITDA margin (Consolidated AEBITDA/Revenue)	44%	40%	42%	39%

(1) Refer to the Consolidated AEBITDA definition below for a description of items included in restructuring and other.
(2) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED NPATA
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Reconciliation of Net Income to Adjusted NPATA
Net income	$95	$82	$177	$164
Amortization of acquired intangibles and impairments(1)	31	32	57	63
Restructuring and other(2)	17	34	37	40
Other expense (income), net	4	(5)	2	(14)
Loss on debt financing transactions	—	—	1	—
Income tax impact on adjustments	(12)	(13)	(22)	(19)
Adjusted NPATA	$135	$130	$252	$234

(1) Includes $3 million in impairment charges for the six months ended June 30, 2025.
(2) Refer to the Adjusted NPATA definition below for a description of items included in restructuring and other.

RECONCILIATION OF NET INCOME PER SHARE TO ADJUSTED NPATA PER SHARE ON DILUTED BASIS
(Unaudited, in per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Reconciliation of Net Income Per Share to Adjusted NPATA Per Share
Net income per share – Diluted	$1.11	$0.90	$2.05	$1.78
Amortization of acquired intangibles and impairments	0.36	0.34	0.66	0.69
Restructuring and other	0.20	0.37	0.43	0.43
Other expense (income), net	0.04	(0.05)	0.04	(0.15)
Loss on debt financing transactions	—	—	0.01	—
Income tax impact on adjustments	(0.13)	(0.14)	(0.26)	(0.21)
Adjusted NPATA per share – Diluted	$1.58	$1.42	$2.93	$2.54

LIGHT & WONDER, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data or as otherwise noted)
	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2025	2024	2025	2025	2024
Gaming Business Segment Supplemental Financial Data:
Revenue by Line of Business:
Gaming operations(1)	$209	$175	$173	$382	$340
Gaming machine sales	191	228	208	398	433
Gaming systems	73	82	63	136	142
Table products	55	54	51	106	101
Total revenue	$528	$539	$495	$1,022	$1,016
Gaming Operations:
U.S. and Canada:(1)
Installed base at period end	46,372	32,566	34,501	46,372	32,566
Average daily revenue per unit	$47.40	$50.41	$48.25	$47.65	$49.34
International:(2)
Installed base at period end	19,526	21,997	19,896	19,526	21,997
Average daily revenue per unit	$16.97	$15.59	$15.07	$16.04	$14.93
Gaming Machine Sales:
U.S. and Canada new unit shipments	5,454	5,809	5,769	11,223	10,246
International new unit shipments	3,585	5,501	4,001	7,586	10,760
Total new unit shipments	9,039	11,310	9,770	18,809	21,006
Average sales price per new unit	$18,930	$18,548	$19,996	$19,483	$19,170
Gaming Machine Unit Sales Components:
U.S. and Canada unit shipments:
Replacement units	5,231	5,465	5,398	10,629	9,761
Casino opening and expansion units	223	344	371	594	485
Total unit shipments	5,454	5,809	5,769	11,223	10,246
International unit shipments:
Replacement units	3,511	5,386	2,998	6,509	9,097
Casino opening and expansion units	74	115	1,003	1,077	1,663
Total unit shipments	3,585	5,501	4,001	7,586	10,760
SciPlay Business Segment Supplemental Financial Data:
Revenue by Platform:
Third-party platforms and other(3)	$165	$181	$175	$339	$375
Direct-to-consumer platforms	35	24	27	63	36
Total revenue	$200	$205	$202	$402	$411
In-App Purchases:
Average MAU(4)	5.2	5.4	5.5	5.4	5.6
Average DAU(5)	2.0	2.1	2.1	2.1	2.2
ARPDAU(6)	$1.08	$1.04	$1.06	$1.07	$1.02
Average MPU(7) (in thousands)	512	574	572	542	584
AMRPPU(8)	$128.96	$116.91	$116.96	$122.63	$115.42
Payer Conversion Rate(9)	9.8%	10.5%	10.4%	10.1%	10.4%
iGaming Business Segment Supplemental Data:
Wagers processed through Open Gaming System (in billions)	$26.6	$21.8	$25.2	$51.9	$44.2
(1) Inclusive of Grover charitable gaming active devices.
(2) Units exclude those related to game content licensing.
(3) Other primarily represents advertising revenue, which was not material for the periods presented.
(4) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(5) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(6) ARPDAU = Average Revenue Per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.
(7) MPU = Monthly Paying Users is the number of individual users who made an in-game purchase during a particular month.
(8) AMRPPU = Average Monthly Revenue Per Paying User is calculated by dividing average monthly revenue by average MPUs for the applicable time period.
(9) Payer conversion rate is calculated by dividing average MPU for the period by the average MAU for the same period.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO CONSOLIDATED AEBITDA
(Unaudited, in millions)

	Twelve Months Ended
	June 30, 2025	December 31, 2024
Net income	$348	$336
Restructuring and other	91	94
Depreciation, amortization and impairments	377	361
Other income, net	(18)	(37)
Interest expense	289	293
Income tax expense	93	85
Stock-based compensation	116	110
Loss on debt financing transactions	2	2
Consolidated AEBITDA	$1,298	$1,244

RECONCILIATION OF GROVER OPERATING INCOME TO GROVER ADJUSTED EBITDA
(Unaudited, in millions)
	For the Period
	Beginning July 1, 2024
	and Ending May 15, 2025
Grover Charitable Gaming operating income	$86
Depreciation and amortization	16
Grover Adjusted EBITDA(1)	$102

Combined AEBITDA(2)	$1,400

RECONCILIATION OF PRINCIPAL FACE VALUE OF DEBT OUTSTANDING TO NET DEBT, NET DEBT LEVERAGE RATIO AND COMBINED NET DEBT LEVERAGE RATIO
(Unaudited, in millions, except for ratios)
	As of
	June 30, 2025	December 31, 2024
Consolidated AEBITDA	$1,298	$1,244
Combined AEBITDA(2)	1,400	n/a

Total debt	$4,856	$3,870
Add: Unamortized debt discount/premium and deferred financing costs, net	37	39
Principal face value of debt outstanding	4,893	3,909
Less: Cash and cash equivalents	136	196
Net debt	$4,757	$3,713

Net debt leverage ratio	3.7	3.0
Combined net debt leverage ratio(3)	3.4	n/a

n/a — not applicable.
(1) Grover Adjusted EBITDA, a non-GAAP measure, is unaudited and based on preliminary estimates and assumptions. See below for further description and disclaimers associated with this non-GAAP measure.
(2) Combined AEBITDA consists of Consolidated AEBITDA and Grover Adjusted EBITDA. Refer to non-GAAP financial measure definitions below for further details.
(3) Combined net debt leverage ratio represents Net debt divided by Combined AEBITDA. Refer to non-GAAP financial measure definitions below for further details.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$106	$141	$291	$312
Less: Capital expenditures	(78)	(86)	(139)	(153)
Add: Payments on contingent acquisition considerations	—	22	—	22
Less: Payments on license obligations	(7)	(9)	(12)	(14)
Add (less): Change in restricted cash impacting working capital	8	2	—	(5)
Free cash flow(1)	$29	$70	$140	$162
Supplemental cash flow information - items impacting free cash flows:
Litigation settlements	$73	$—	$73	$—
Professional fees, services and other costs related to strategic review and the Grover acquisition	2	—	3	—

(1) Includes $10 million and $20 million collected for the three and six months ended June 30, 2025 related to Management designated restricted funds associated with certain Dragon Train® game sales in which control of the units have transferred to the customer, but the title transfer was pending until the final payment.

Non-GAAP Financial Measures
Management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Consolidated AEBITDA, Grover Adjusted EBITDA, Combined AEBITDA, Consolidated AEBITDA margin, Adjusted NPATA, Adjusted NPATA per share (on diluted basis)(EPSa), Free cash flow, Net debt, Net debt leverage ratio and Combined net debt leverage ratio (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company’s financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.
Specifically, Management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the Company’s operations; (ii) facilitate Management’s internal and external comparisons of the Company’s consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.
In addition, Management uses Consolidated AEBITDA and Consolidated AEBITDA margin to facilitate its external comparisons of the Company’s consolidated results to the historical operating performance of other companies that may have different capital structures and debt levels.
Following our ASX listing, Management introduced usage of Adjusted NPATA, a non-GAAP financial measure, which is widely used to measure the performance as well as a principal basis for valuation of gaming and other companies listed on the ASX, and which we present on a supplemental basis. The Adjusted NPATA performance measure was further supplemented with Adjusted NPATA per share (on diluted basis)(also referred to as EPSa), which was added during the third quarter of 2024.
Following the closing of the Grover acquisition, Management introduced usage of certain of these non-GAAP financial measures on a “Combined” basis. Combined non-GAAP financial measures include results for both the Company and Grover on a combined basis, inclusive of periods prior to the closing of the acquisition. The Combined measures do not reflect any pro forma adjustments or other adjustments for costs related to integration activities, cost savings or other synergies that have been or may have been achieved if the business combination occurred on July 1, 2024. We cannot assure you that such measures would not be materially different if such information were audited or that our actual results would not differ materially from the Combined measures if the acquisition had been completed as of July 1, 2024.
Management uses Net debt, Net debt leverage ratio and Combined net debt leverage ratio in monitoring and evaluating the Company’s overall liquidity, financial flexibility and leverage.
Management believes that these non-GAAP financial measures are useful as they provide Management and investors with information regarding the Company’s financial condition and operating performance that is an integral part of Management’s reporting and planning processes. In particular, Management believes that Consolidated AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of restructuring, transaction, integration or other items that Management believes are less indicative of the ongoing underlying performance of the Company’s operations (as more fully described below) and are better evaluated separately. Management believes that Free cash flow provides useful information regarding the Company’s liquidity and its ability to service debt and fund investments.
Management believes Adjusted NPATA and Adjusted NPATA per share are useful for investors because they provide investors with additional perspective on performance, as the measures eliminate the effects of amortization of acquired intangible assets, restructuring, transaction, integration, certain other items, and the income tax impact on such adjustments, which Management believes are less indicative of the ongoing underlying performance of operations and are better evaluated separately. Adjusted NPATA is widely used to measure performance of gaming and other companies listed on the ASX.
Management believes that the Combined measures are useful to investors because they provide additional information regarding the combined business of the Company and Grover across the periods being presented, allowing for more meaningful comparisons of overall liquidity, financial flexibility and leverage.
Management also believes that Free cash flow is useful for investors because it provides investors with important perspectives on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment, necessary license payments to support the ongoing business operations and adjustments for changes in restricted cash impacting working capital.
Consolidated AEBITDA
Consolidated AEBITDA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s operations and is reconciled to net income as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income to Consolidated AEBITDA.” Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Consolidated AEBITDA may differ from similarly titled measures presented by other companies.

Consolidated AEBITDA is reconciled to Net income and includes the following adjustments, as applicable: (1) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs, strategic review and other unusual items; (2) Depreciation, amortization and impairment charges and Goodwill impairments; (3) Loss on debt financing transactions; (4) Change in fair value of investments and Gain on remeasurement of debt and other; (5) Interest expense; (6) Income tax expense; (7) Stock-based compensation; and (8) Other expense (income), net, including foreign currency gains or losses and earnings from equity investments. AEBITDA is presented exclusively as our segment measure of profit or loss. Consolidated AEBITDA guidance range for fiscal year 2025 and Consolidated AEBITDA target denote non-GAAP financial measures. We are not providing a forward-looking quantitative reconciliation of these non-GAAP measures to the most directly comparable GAAP measure because we are unable to do so without unreasonable efforts or to reasonably estimate the projected outcome of certain significant items. These items are uncertain, depend on various factors out of our control and could have a material impact on the corresponding measures calculated in accordance with GAAP.
Grover Adjusted EBITDA
Grover Adjusted EBITDA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure, is unaudited and based on preliminary estimates and assumptions, and is reconciled to Grover Charitable Gaming’s operating income, the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Grover Operating Income to Grover Adjusted EBITDA.” Grover Adjusted EBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Grover Adjusted EBITDA may differ materially from similarly titled measures presented by other companies, including Consolidated AEBITDA, and is presented solely for the purposes of calculating and reconciling Combined AEBITDA and calculating Combined net debt leverage ratio, including periods prior to the acquisition. Grover Adjusted EBITDA is not calculated consistently with Consolidated AEBITDA, and includes different adjustments based on the unaudited and preliminary financial statements provided by Grover’s management prior to the closing of the acquisition.
Grover Adjusted EBITDA is reconciled to Grover Charitable Gaming’s operating income, and includes the following adjustments, as applicable: (1) depreciation and amortization; (2) other income/expenses primarily related to non-operating gain and losses; and (3) elimination of certain non-recurring distribution costs expected to be eliminated in connection with the consummation of the acquisition and certain other immaterial adjustments.
Combined AEBITDA
Combined AEBITDA, as used herein, is a non-GAAP financial measure that combines Consolidated AEBITDA and Grover Adjusted EBITDA and is presented as a supplemental disclosure. Combined AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Combined AEBITDA may differ from similarly titled measures presented by other companies and is presented only for purposes of calculating and reconciling Combined net debt leverage ratio.
Consolidated AEBITDA Margin
Consolidated AEBITDA margin, as used herein, represents our Consolidated AEBITDA (as defined above) calculated as a percentage of consolidated revenue. Consolidated AEBITDA margin is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net income, the most directly comparable GAAP measure, in a schedule above.
Adjusted NPATA
Adjusted NPATA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s operations and is reconciled to net income as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income to Adjusted NPATA.” Adjusted NPATA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Adjusted NPATA may differ from similarly titled measures presented by other companies.
Adjusted NPATA is reconciled to Net income and includes the following adjustments, as applicable: (1) Amortization of acquired intangible assets; (2) Non-cash asset and goodwill impairments; (3) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs, strategic review and other unusual items; (4) Loss on debt financing transactions; (5) Change in fair value of investments and Gain on remeasurement of debt and other; (6) Income tax impact on adjustments; and (7) Other expense (income), net, including foreign currency gains or losses and earnings from equity investments. Adjusted NPATA guidance range for fiscal year 2025 denotes a non-GAAP financial measure. We are not providing a forward-looking quantitative reconciliation of Adjusted NPATA guidance range to the most directly comparable GAAP measure because we are unable to do so without unreasonable efforts or to reasonably estimate the projected outcome of certain significant items. These items are uncertain, depend on various factors out of our control and could have a material impact on the corresponding measures calculated in accordance with GAAP.

Adjusted NPATA Per Share – Diluted (EPSa)
Adjusted NPATA per share (EPSa), as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s operations on diluted basis and is reconciled to diluted net income per share as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income Per Share to Adjusted NPATA Per Share on Diluted Basis.” Adjusted NPATA per share should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Adjusted NPATA per share may differ from similarly titled measures presented by other companies. Adjusted NPATA per share is reconciled to diluted net income per share and includes the same adjustments as the schedule titled “Reconciliation of Net Income to Adjusted NPATA” in per share amounts. Adjusted NPATA per share target, or Targeted EPSa, denotes a non-GAAP financial measure. We are not providing a forward-looking quantitative reconciliation of Adjusted NPATA per share target to the most directly comparable GAAP measure because we are unable to do so without unreasonable efforts or to reasonably estimate the projected outcome of certain significant items. These items are uncertain, depend on various factors out of our control and could have a material impact on the corresponding measures calculated in accordance with GAAP.
Free Cash Flow
Free cash flow, as used herein, represents net cash provided by operating activities less total capital expenditures, less payments on license obligations, plus payments on contingent acquisition considerations and adjusted for changes in restricted cash impacting working capital. Free cash flow is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities, the most directly comparable GAAP measure, in the schedule above.
Net Debt, Net Debt Leverage Ratio and Combined Net Debt Leverage Ratio
Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities and Senior Notes, which are described in Note 14 of the Company's Annual Report on Form 10-K for the year ended December 31, 2024 and in Note 10 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.
Net debt leverage ratio, as used herein, represents Net debt divided by Consolidated AEBITDA. Combined net debt leverage ratio, as used herein, represents Net debt divided by Combined AEBITDA. The forward-looking non-GAAP financial measure targeted net debt leverage ratio is presented on a supplemental basis and does not reflect Company guidance. We are not providing a forward-looking quantitative reconciliation of targeted net debt leverage ratio to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on GAAP reported results for the relevant period.

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